Klondex Reports First Quarter 2018 Financial Results

Vancouver, BC - May 3, 2018 - Klondex Mines Ltd. (TSX: KDX; NYSE American: KLDX) ("Klondex", the "Company", "we", "our", or "us") is pleased to announce its operational and financial results for the first quarter 2018. This press release should be read in conjunction with the Company's 2018 Quarterly Report on Form 10-Q, which includes the unaudited Condensed Consolidated Financial Statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), which is available on the Company's website (www.klondexmines.com), on SEDAR (www.sedar.com), and on EDGAR (www.sec.gov). All dollar amounts included in this press release are expressed in thousands of United States dollars, unless otherwise noted, and are based on the MD&A and the Condensed Consolidated Financial Statements, which were prepared in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States. References to "Notes" refers to the notes contained in the Condensed Consolidated Financial Statements.

First Quarter 2018 Highlights

•	Acquisition by Hecla - Announced proposed acquisition of Klondex by Hecla Mining Company (Hecla) for $462 million, and related spin out to shareholders of the Canadian assets.

•
Safety - No lost-time injuries occurred at the Company's properties during the quarter. As of March 31, 2018, the Company operated 1,993 days (~5.5 years) at Fire Creek, 1,273 days (~3.5 years) at Midas, 143 days (~.4 years) at True North, and 544 days (~1.5 years) at Hollister and Aurora, without a lost-time injury.

•	Consolidated operating performance - Mined a total of 49,873 gold equivalent ounces (“GEOs”), with production of 43,525 GEO's.

•	Nevada performance - Total GEOs mined in Nevada were 47,499, with production of 41,415 GEOs.

•	Canada performance - At the True North mine, the Company mined and produced 2,374 and 2,111 GEOs respectively from underground operations.

•
Ounces sold - The Company sold 42,541 GEOs, consisting of 40,572 gold ounces and 158,239 silver ounces. Revenue was $56.8 million from average realized selling prices per gold and silver ounce of $1,334 and $16.61, respectively.

•
Financial Results - Net loss for the quarter was $8.0 million or $0.04 per share (basic and diluted). First quarter net loss was negatively impacted by $3.6 million for costs related to the pending acquisition of Klondex by Hecla. Excluding the net impact of these costs, the Company's adjusted net loss(1) for the quarter was $5.1 million or $0.02 per share (basic and diluted).

(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.

Proposed Transaction with Hecla
On March 19, 2018, the Company announced that Hecla will acquire all of the outstanding shares of Klondex through a plan of arrangement. Hecla will acquire Klondex for consideration of $462 million comprised of cash and shares of Hecla common stock. Klondex shareholders will receive $2.47 per share in cash or shares of Hecla which represents a 59% premium to Klondex's 30-day volume-weighted average price at March 16, 2018 and a premium of approximately 72% based on the closing price on March 16, 2018. Klondex's Canadian assets will be spun out to its existing shareholders. Klondex shareholders will receive, for each Klondex share, 0.125 of a common share of a newly formed company which will own Klondex's Canadian assets.

The closing of the transaction is subject to certain conditions including shareholder and regulatory approvals. Additional details regarding the transaction will be available in the preliminary proxy statement that is expected to be filed with regulatory agencies in May. Pending receipt of all required approvals, the Company anticipates that the transaction will be completed around the end of the second quarter of 2018.

Consolidated Financial Results of Operations

	Three months ended March 31,
	2018	2017
Revenues	$56,771	$41,710
Cost of sales
Production costs	35,449	26,229
Depreciation and depletion	13,103	7,728
Write-down of production inventories	8,517	3,680
	(298)	4,073
Other operating expenses
General and administrative	5,824	4,488
Exploration	502	127
Development and projects costs	—	5,505
Asset retirement and accretion	334	381
Arrangement agreement costs	3,616	—
Loss on equipment disposal	20	116
(Loss) income from operations	(10,594)	(6,544)
Other income (expense)
(Loss) gain on derivatives, net	(128)	(2,144)
Interest expense, net	(599)	(1,158)
Foreign currency (loss) gain, net	3,185	(1,021)
Interest income and other (expense), net	6	17
Income (loss) before tax	(8,130)	(10,850)
Income tax benefit (expense)	132	623
Net (loss) income	$(7,998)	$(10,227)

Net (loss) income per share
Basic	$(0.04)	$(0.06)
Diluted	$(0.04)	$(0.06)
First quarter 2018
First quarter 2018 revenues increased compared to the first quarter of 2017 due to more ounces sold and a higher price per ounce of gold. Increases in production costs during the first quarter of 2018, as compared to the same period in 2017 were driven by the operations at Hollister and Aurora, which were not operating during first quarter 2017. General and administrative costs for the first quarter of 2018 increased as compared to the prior year period primarily due to severance costs related to the restructuring of the True North operations in early January of 2018. The decrease in Development and project costs during the first quarter of 2018 was due to expenses incurred at Hollister and Aurora during the first quarter of 2017. The Company incurred a foreign currency gain of $3.2 million during the first quarter of 2018 compared to a foreign currency loss of $1.0 million for the first quarter of 2017.

Net loss for the first quarter of 2018 was $8.0 million or $0.04 per share (basic and diluted). The first quarter of 2018 includes $3.6 million for costs related to the pending acquisition of Klondex by Hecla. Excluding the net impact of these costs, the Company's adjusted net loss(1) for the quarter was $5.1 million or $0.02 per share (basic and diluted).

(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.

Liquidity and Capital Resources

	Three months ended March 31,
	2018	2017
Net (loss) income	$(7,998)	$(10,227)
Net non-cash adjustments	13,531	10,942
Net change in non-cash working capital	2,477	(3,809)
Net cash provided by (used in ) operating activities	8,010	(3,094)
Net cash used in investing activities	(3,271)	(17,927)
Net cash (used in) provided by financing activities	(507)	2,880
Effect of foreign exchange on cash balances	(143)	59
Net increase (decrease) in cash, cash equivalents and restricted cash	4,089	(18,082)
Cash, cash equivalents and restricted cash, beginning of period	33,229	57,691
Cash, cash equivalents and restricted cash, end of period	$37,318	$39,609

Working capital and liquidity
Cash balance at the end of the first quarter of 2018 was $27.8 million after $8.0 million of operating cash inflows, $3.3 million used in investing activities, and $0.5 million used in financing activities. As of March 31, 2018, the Company had total liquidity of $43.8 million, consisting of $38.8 million in working capital and $5.0 million Revolver borrowing availability. The Company held metal inventory valued at approximately $28.8 million at the end of the first quarter.

First Quarter 2018 Summary Operational Results

	Three months ended March 31, 2018
Mine operations	Fire Creek	Midas	Hollister	Aurora(4)	Nevada Total	True North	Total
Ore tons mined	30,409	23,761	27,282	10,851	92,303	19,301	111,604
Average gold equivalent mined head grade (oz/ton)(1)	0.80	0.43	0.43	0.09	0.51	0.12	0.45
Gold equivalent mined (oz)(1)	24,453	10,174	11,864	1,016	47,499	2,374	49,873
Gold mined (oz)(1)	24,080	9,398	10,809	826	45,113	2,374	47,487
Silver mined (oz)(1)	30,130	62,055	84,321	15,240	191,746	—	191,746
Ore tons milled	30,699	26,973	21,249	10,851	89,772	19,390	109,162
Average gold equivalent mill head grade (oz/ton)(1)	0.79	0.42	0.51	0.10	0.54	0.12	0.40
Average gold mill head grade (oz/ton)	0.78	0.36	0.46	0.08	0.49	0.12	0.37
Average silver mill head grade (oz/ton)(2)	1.01	4.98	3.70	1.40	2.88	—	3.45
Average gold recovery rate (%)	91.9%	89.1%	84.4%	55.0%	88.9%	92.3%	93.4%
Average silver recovery rate (%)(2)	79.4%	77.6%	42.7%	45.1%	65.3%	—%	84.2%
Gold equivalent produced (oz)(1)	22,305	9,878	8,701	540	41,415	2,111	43,525
Gold produced (oz)	22,000	8,583	8,280	454	39,317	2,091	41,408
Silver produced (oz)	24,669	103,600	33,620	6,871	168,760	1,559	170,319
Gold equivalent sold (oz)(1)	15,241	10,565	10,081	1,492	37,370	5,171	42,541
Gold sold (oz)	15,014	9,416	9,645	1,347	35,421	5,151	40,572
Silver sold (oz)	18,340	91,897	34,860	11,583	156,680	1,559	158,239
Revenues and realized prices
Gold revenue (000s)	$20,200	$12,512	$12,801	$1,789	$47,302	$6,841	$54,143
Silver revenue (000s)	305	1,526	579	192	2,602	26	2,628
Total revenues (000s)	$20,505	$14,038	$13,380	$1,981	$49,904	$6,867	$56,771
Average realized gold price ($/oz)	$1,345	$1,329	$1,327	$1,328	$1,335	$1,328	$1,334
Average realized silver price ($/oz)	$16.63	$16.61	$16.61	$16.58	$16.61	$16.68	$16.61
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$497	$1,092	$1,156	$1,345	$877	$1,802	$989
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

(2) The Company does not track this silver statistic at True North due to silver being immaterial to that operation.
(3) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
(4) Aurora activity is a result of processing historical Hollister tailings at the Aurora mill.
Nevada operations
The Company's Nevada operations mined 92,303 ore tons at an average mined head grade of 0.51 GEOs per ton during the first quarter of 2018. The Company mined and produced a total of 47,499 and 41,415 GEOs, respectively, at its Nevada operations during the first quarter of 2018. Total GEOs produced for the first quarter included approximately 3,700 ounces from the Hollister ore stockpile that were sold to and processed by a third party.

Canada operations
During the first quarter, the True North mine transitioned from operating to care and maintenance. During the transition, 19,301 ore tons were mined from areas that were developed prior to the Company's decision to place the True North operation on care and maintenance in early January of 2018. The Company mined and produced a total of 2,374 and 2,111 GEOs, respectively, at its Canada operations during the first quarter of 2018. Consistent with management plans, no ounces were processed from tailings at True North during the first quarter of 2018. Processing of tailings at the True North mill has now resumed due to warmer weather conditions.

Contact
Mike Beckstead
Director, Investor Relations
O: 775-284-5757
M: 406-290-4165
mbeckstead@klondexmines.com

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine, the Midas Mine and ore milling facility, and the Hollister Mine, all of which are located in the state of Nevada, USA. The Company also has a 100% interest in the True North Mine and mill in Manitoba, Canada and the Aurora Mine and ore milling facility, located in Nevada, USA.
Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the timing of the transaction with Hecla and related spin out of the Canadian assets, and the future exploration, development and production plans of Klondex. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations; and the occurrence of any event that could give rise to the delay or termination of the proposed transaction with Hecla. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.

Important Additional Information and Where to Find It
In connection with the proposed transaction with Hecla, Klondex will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, KLONDEX SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Klondex files with the SEC (when available) from the SEC’s website at www.sec.gov and Klondex’s website at www.klondexmines.com. In addition, the proxy statement and other documents filed by Klondex with the SEC (when available) may be obtained from Klondex free of charge by directing a request to Mike Beckstead, Director, Investor Relations, Klondex Mines Ltd., 6110 Plumas Street, Suite A, Reno, Nevada, USA 89519, Phone: 775-284-5757.
Certain Participants in the Solicitation
Klondex, its directors and certain of its executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Klondex shareholders with respect to shareholder approval of the proposed acquisition of Klondex. Information regarding the names of Klondex’s directors and executive officers and their respective interests in Klondex by security holdings or otherwise is set forth in Klondex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 14, 2018 and Klondex’s definitive proxy statement for its 2017 Annual and Special Meeting of Shareholders filed with the SEC on April 11, 2017. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Klondex’s website at www.klondexmines.com.

Non-GAAP performance measures

We have included the non-GAAP measures "Adjusted net loss", "Production cash costs per gold equivalent ounce sold", "All-in sustaining costs per gold ounce sold", and "All-in costs per gold ounce sold" in this press release (collectively, the "Non-GAAP Measures"). These Non-GAAP Measures are used internally to assess our operating and economic performance and to provide key performance information to management. We believe that these Non-GAAP Measures, in addition to measures prepared in accordance with GAAP, provide investors with an improved ability to evaluate our performance and ability to generate cash flows required to fund and sustain our business. These Non-GAAP Measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These Non-GAAP Measures do not have any standardized meaning prescribed under GAAP, and therefore may not be comparable to or consistent with measures used by other issuers or with amounts presented in our financial statements.
Our primary business is gold production and our current and future operations, development, exploration, and life-of-mine plans primarily focus on maximizing returns from such gold production. As a result, our Non-GAAP Measures are calculated and disclosed on a per gold or gold equivalent ounce basis, except for adjusted net (loss) income.

Adjusted net loss
The Company believes the use of adjusted net loss allows management, investors, and analysts to understand its net (loss) income related to its primary business. For the first quarter 2018, costs related to the pending acquisition of Klondex by Hecla have been excluded from net loss. Net loss is reconciled to adjusted net loss in the table below (in thousands, except per share amounts):

Three months ended March 31, 2018
Net loss	$(7,998)
Arrangement agreement costs	3,616
Tax effect of Arrangement agreement costs	(759)
Adjusted net loss	$(5,141)

Net loss per share, basic and diluted	$(0.04)
Arrangement agreement costs	0.02
Tax effect of Arrangement agreement costs	—
Adjusted net loss per share, basic and diluted	$(0.02)

Production cash costs per gold equivalent ounce sold
Production cash costs per gold equivalent ounce sold presents our cash costs associated with the production of gold equivalent ounces and, as such, non-cash depreciation and depletion charges are excluded. Production cash costs per gold equivalent ounce sold is calculated on a per gold equivalent ounce sold basis, and includes all direct and indirect operating costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (State of Nevada net proceeds and other such taxes are excluded). We believe that converting the benefits from selling silver ounces into gold ounces is helpful to analysts and investors as it best represents the way we operate, which is to maximize returns from gold production. Gold equivalent ounces are computed using the number of silver ounces required to generate the revenue derived from the sale of one gold ounce, using average realized selling prices (in thousands, except ounces sold and per ounce amounts):

	Three months ended March 31, 2018
	Nevada Total	True North	Total
Average realized price per gold ounce sold	$1,335	$1,328	$1,334
Average realized price per silver ounce sold	$16.61	$16.68	$16.61
Silver ounces equivalent to revenue from one gold ounce	80.4	79.6	80.4
Silver ounces sold	156,680	1,559	158,239
GEOs from silver ounces sold	1,949	20	1,968
Gold ounces sold	35,421	5,151	40,572
Gold equivalent ounces	$37,370	$5,171	$42,540
Production costs	$27,281	$8,168	$35,449
Add: Write-down of production inventories (cash portion)	5,484	1,150	6,634
	$32,765	$9,318	$42,083
Production cash costs per GEO sold	$877	$1,802	$989
(1) Nevada Total includes Fire Creek, Midas, Hollister, and Aurora.

All-in sustaining costs per gold ounce sold
All-in sustaining cost ("AISC") amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.
Our calculation of AISC per gold ounce sold is consistent with the June 2013 guidance released by the World Gold Council, a non-regulatory, non-profit market development organization for the gold industry. AISC per gold ounce sold reflects the varying costs of producing gold over the life-cycle of a mine or project, including costs required to discover and develop new sources of production; therefore, capital amounts related to expansion and growth projects are included.
AISC per gold ounce includes all: (1) direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (2) general and administrative expenses, (3) asset retirement and accretion expenses, and (4) sustaining capital expenditures, the total of which is reduced for revenues earned from silver sales. Certain cash expenditures, including State of Nevada net proceeds and other related taxes, federal tax payments, and financing costs are excluded.
All-in costs per gold ounce sold
All-in costs per gold ounce sold includes additional costs which reflect the varying costs of producing gold over the life-cycle of a mine or project. We calculate our all-in costs per gold ounce sold by beginning with the AISC total and adding non-sustaining (growth) capital expenditures and exploration and development expenditures.
AISC per gold ounce sold and all-in costs per gold ounce sold are presented in the tables below (in thousands, except ounces sold and per ounce amounts):

	Three months ended March 31, 2018
	Nevada Total(1)	True North	Corporate	Total
Production costs	$27,281	$8,168	$—	$35,449
Add: Write-down of production inventories (cash portion)	5,484	1,150	—	6,634
	32,765	9,318	—	42,083
General and administrative	727	1,191	3,906	5,824
Asset retirement cost assets and accretion	303	31	—	334
Sustaining capital expenditures	2,705	16	—	2,721
Less: silver revenue	(2,602)	(26)	—	(2,628)
All-in sustaining costs	33,898	10,530	3,906	48,334

Gold ounces sold	35,421	5,151	—	40,572

All-in sustaining costs per gold ounce sold	$957	$2,044	$—	$1,191

All-in sustaining costs	33,898	10,530	3,906	48,334
Non-sustaining capital expenditures	64	10	15	89
Exploration	502	—	—	502
Development and projects costs	—	—	—	—
All-in costs	$34,464	$10,540	$3,921	$48,925

Gold ounces sold	35,421	5,151	—	40,572

All-in costs per gold ounce sold	$973	$2,046	$—	$1,206
(1) The Nevada Total includes Fire Creek, Midas, Hollister, and Aurora.